Exhibit 99.1

NEWS RELEASE	CONTACT:	Lara Mahoney
440-329-6393

INVACARE CORPORATION ANNOUNCES FINANCIAL RESULTS FOR THE FIRST QUARTER OF 2014

ELYRIA, Ohio - (April 24, 2014) - Invacare Corporation (NYSE: IVC) today announced its financial results for the three months ended March 31, 2014.

Except for free cash flow(a), the financial information for all periods excludes the results of discontinued operations. Discontinued operations include Invacare Supply Group (ISG), the Company's former domestic medical supplies business that was divested on January 18, 2013, and Champion Manufacturing, Inc. (Champion), the Company's former domestic medical recliner business for dialysis clinics that was divested on August 6, 2013. Champion was a part of the Institutional Products Group segment. For more information, see the detailed condensed consolidated financial statements at the end of this release.

CEO SUMMARY OF FINANCIAL RESULTS

Commenting on the Company's first quarter 2014 financial results, Gerald B. Blouch, President and Chief Executive Officer, stated, "While the European business segment continued its strong performance, it was more than offset by the continued impact of the Company's consent decree with the United States Food and Drug Administration (FDA), which limits the Company's ability to manufacture products at its Taylor Street facility in Elyria, Ohio. The ongoing pressure on our higher margin custom power wheelchair sales outside of Europe, combined with a lack of significant new product introductions, were primary drivers in our first quarter financial results of adjusted loss per share(b) of $0.49 compared to adjusted loss per share(b) of $0.41 in the first quarter of 2013. Organic net sales in the first quarter declined by 7.2% compared to the same period last year. These factors resulted in free cash flow(a) for the quarter of negative $8.7 million compared to free cash flow(a) of negative $36.1 million in the first quarter of last year."

STATUS OF THE CONSENT DECREE
Regarding the status of the Company's consent decree with the FDA, Blouch continued, "We are continuing our work with the third-party expert auditor, as it proceeds with the final certification audit process. This audit is the most comprehensive and challenging of the three third-party certification audits, and it encompasses all areas of our corporate and Taylor Street quality system, including the two areas where the third-party expert had previously indicated more work was required. We respect the comprehensive nature of the audit process and are working diligently with the third-party expert auditor with the ultimate goal of demonstrating our compliance to the FDA."

The consent decree at the corporate and Taylor Street facilities in Elyria, Ohio, requires that a third-party expert perform three separate certification audits. In order to resume full operations, the third-party certification audit reports must be submitted to the FDA for review and acceptance. The Company has already received the FDA's acceptance of two of the three certification reports, and the final third-party certification is in progress.

The Company cannot predict the timing of the completion or the outcome of the third-party expert’s final certification report. However, after the expert's certification report is completed and submitted to the FDA, as well as the Company’s own report related to its compliance status together with its responses to any observations in the certification report, the FDA is expected to inspect the Company's corporate and Taylor Street facilities to determine whether they are in compliance with the FDA's Quality System Regulation (QSR). If the FDA is satisfied with the Company's compliance, the FDA will provide written notification that the Company is permitted to resume full operations at the impacted facilities.

The Company expects to provide investors with an update when the final, third-party expert certification report is filed with the FDA.

FINANCIAL HIGHLIGHTS FOR THE FIRST QUARTER

•	Loss per share on a GAAP basis from continuing operations was $0.56 for the quarter compared to loss per share of $0.18 in the first quarter last year.

•	Adjusted loss per share(b) from continuing operations for the quarter was $0.49 compared to adjusted loss per share(b) of $0.41 in the first quarter last year.

•	Free cash flow(a) for the quarter was negative $8.7 million compared to negative $36.1 million in the first quarter last year.

•	Net sales for the quarter from continuing operations decreased 6.7% while organic net sales decreased 7.2%, compared to the first quarter last year.

•	Adjusted EBITDA(d) from continuing operations was negative $1.4 million for the quarter compared to negative $0.7 million for the same period last year.

•	Debt outstanding for the quarter increased by $3.5 million, resulting in a ratio of debt to adjusted EBITDA(d) of 2.7, compared to 2.3 at the end of 2013.

CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS

Loss per share on a GAAP basis for the first quarter of 2014 was $0.56 ($18.0 million net loss) as compared to loss per share for the same period last year of $0.18 ($5.7 million net loss). The net loss for the first quarter of 2014 was significantly impacted by lower net sales, incremental warranty expense of $0.07 per share ($2.1 million after-tax expense) related to the Company's power wheelchair joystick recall, charges related to restructuring of $0.06 per share ($1.8 million after-tax expense) and increased amortization expense related to the write-off of debt fees related to a debt amendment of $0.03 per share ($1.1 million after-tax expense). Net loss for the first quarter of 2013 was unfavorably impacted by charges related to restructuring of $0.06 per share ($1.8 million after-tax expense) and included a tax benefit of $0.49 per share ($15.5 million tax benefit) resulting from an intraperiod tax allocation associated with discontinued operations.

Adjusted net loss per share(b) was $0.49 ($15.6 million adjusted net loss(c)) for the first quarter of 2014 as compared to adjusted net loss per share(b) of $0.41 ($12.9 million adjusted net loss(c)) for the first quarter of 2013. The adjusted net loss(c) for the quarter was primarily the result of lower net sales and reduced gross margin, which was impacted by incremental warranty expense of $2.1 million after-tax expense related to the Company's power wheelchair joystick recall. The adjusted net loss(c) in the first quarter also was negatively impacted by increased amortization expense of $1.1 million to write-off debt fees related to a debt amendment and an expense of $1.0 million related to the retirement of an executive officer of the Company. The adjusted net loss(c) was partially offset by reduced SG&A and lower interest expenses.

Net sales for the quarter decreased 6.7% to $309.1 million versus $331.4 million for the same period last year. Organic net sales, which the Company defines as the difference between reported net sales and foreign currency translation, for the quarter decreased 7.2% over the same period last year as increases in the Europe and Asia/Pacific segments were more than offset by declines in the North America/Home Medical Equipment (HME) and Institutional Products Group (IPG) segments. The largest decline in net sales was in the North America/HME segment, primarily in mobility and seating and lifestyle products. The decline in mobility and seating products continues to be principally due to the reduced order volume at the Company's Taylor Street manufacturing facility resulting from the FDA consent decree. The Company estimates that sales of products manufactured from the Taylor Street facility, which included some products sold outside of the North America/HME segment, were approximately $9.5 million in the first quarter compared to approximately $17.0 million in the first quarter of last year. The net sales for the first quarter of last year benefited from the fulfillment of quotes and orders which existed prior to the finalization of the consent decree. Net sales by segment and for the consolidated Company, as reported and organic, comparing the periods ended March 31, 2014 to March 31, 2013, are provided in a table accompanying this release.

Gross margin as a percentage of net sales for the first quarter was lower by 0.6 percentage points compared to last year's first quarter. The first quarter gross margin reflects an incremental warranty expense for the power wheelchair joystick recall of $2.2 million pre-tax or 0.7 of a percentage point. The incremental warranty expense, which was recorded in the North America/HME and Asia/Pacific segments, was attributable to higher than previously anticipated response rates from larger customers in the United States and Canada. As previously indicated, the reserve is subject to adjustments as new developments change the Company's estimate of the total cost of this matter. Gross margin was positively impacted by improvements in the Europe and IPG segments, but offset by the North America/HME segment partially related to the sales decline in custom power wheelchairs, which is one of the Company's higher margin product lines.

SG&A expense decreased 5.1% to $98.0 million in the first quarter compared to $103.2 million in the first quarter of last year primarily related to a reduction in regulatory and compliance costs and reduced associate costs. The impact from foreign currency translation was immaterial in the first quarter. Excluding the impacts of the increased amortization expense of $1.1 million to write-off debt fees related to a debt amendment and the increased expense of $1.0 million related to the retirement of an executive officer of the Company, SG&A expense decreased 7.1% compared to the first quarter of last year.

The Company incurred restructuring charges for the first quarter of $1.8 million after tax, principally related to severance costs in the North America/HME segment, and to a lesser extent the Europe and IPG segments, as well as a building write-down in the IPG segment associated with the previously announced closure of the London, Canada facility. In the first quarter of 2013, the Company incurred restructuring charges of $1.8 million after-tax. These restructuring charges are excluded from adjusted earnings per share(b).

EUROPE

For the first quarter of 2014, European net sales increased 3.7% to $142.8 million versus $137.6 million for the first quarter of last year. Organic net sales for the quarter increased 1.4% primarily related to increases in net sales of mobility and seating and lifestyle products, which were partially offset by declines in respiratory products. For the first quarter, earnings before income taxes increased to $9.6 million, excluding restructuring charges of $0.4 million, as compared to $6.0 million last year, excluding restructuring charges of $0.1 million. The increase in earnings before income taxes was largely attributable to volume increases, favorable product mix, favorable product costs and decreased SG&A expenses primarily attributable to favorable foreign currency transactions as compared to last year.

NORTH AMERICA/HOME MEDICAL EQUIPMENT (HME)

For the quarter ended March 31, 2014, North America/HME net sales decreased 15.0% to $129.1 million compared to $151.9 million in the same period last year. Organic net sales decreased 14.4% compared to last year driven by declines in all product categories, although the decrease was primarily driven by equal declines in mobility and seating and lifestyle products. The net sales decline in mobility and seating products was primarily driven by the impact of the consent decree with the FDA, which limits production of custom power wheelchairs and seating systems at the Taylor Street manufacturing facility. While power wheelchairs ordered from the Taylor Street facility continued to be fulfilled only with properly completed verification of medical necessity (VMN) documentation, the number of new domestic power wheelchair units shipped from the facility in the first quarter of 2014 and 2013 represented only 9.5% and 25.5%, respectively, of the pre-consent decree domestic units shipped in the first quarter of 2012. Separately, the intensity of ongoing pre- and post-payment Medicare audits of home medical equipment providers is impacting utilization for certain of the Company's lifestyle products. In addition, the segment has been negatively impacted by a shift toward lower cost products for certain National Competitive Bidding lifestyle products.

Loss before income taxes was $16.0 million in the first quarter, excluding restructuring charges of $0.8 million, as compared to loss before income taxes of $9.5 million in the first quarter last year, excluding restructuring charges of $1.7 million. This loss for the quarter was primarily driven by volume declines, unfavorable sales mix toward lower margin customers and lower margin products, incremental warranty expense of $1.3 million related to the power wheelchair joystick recall, higher amortization expense of $1.1 million for the write-off of debt fees related to a debt amendment and an increased expense of $1.0 million related to the retirement of an executive officer of the Company. These factors were partially offset by decreased SG&A expense related to reduced regulatory and compliance costs and associate costs.

INSTITUTIONAL PRODUCTS GROUP (IPG)

IPG net sales for the first quarter of 2014 decreased by 14.0% to $25.1 million compared to $29.2 million last year. Organic net sales decreased 13.7% driven primarily by declines in bed sales, primarily as a result of delays in new product introductions, and interior design projects. Earnings before income taxes were $0.8 million in the first quarter, excluding restructuring charges of $1.1 million, as compared to $0.7 million, excluding restructuring charges of $0.2 million, in the first quarter of last year. The increase in earnings before income taxes was largely attributable to reduced research and development expenses and SG&A expense, primarily related to lower associate costs, partially offset by volume declines.

ASIA/PACIFIC

For the first quarter of 2014, Asia/Pacific net sales decreased 5.0% to $12.1 million versus $12.7 million last year. Organic net sales increased 0.4% primarily attributable to growth in the Company's Australian distribution business. This increase was partially offset by declines at the Company's subsidiary that produces microprocessor controllers and the New Zealand distribution business. For the first quarter, loss before income taxes was $2.8 million as compared to loss before income taxes of $1.7 million in the first quarter of last year, excluding restructuring charges of $0.5 million. The increase in loss before income taxes was primarily attributable to incremental warranty expense related to the Company's power wheelchair joystick recall of $0.9 million and unfavorable absorption of fixed costs at the Company's subsidiary which produces microprocessor controllers as a result of reduced volumes.

FINANCIAL CONDITION

Total debt outstanding was $51.5 million as of March 31, 2014, as compared to $119.8 million and $48.0 million as of March 31, 2013 and December 31, 2013, respectively (including the convertible debt discount, which reduced convertible debt and increased equity by $2.5 million as of March 31, 2014 and by $3.2 million and $2.7 million as of March 31, 2013 and December 31, 2013, respectively). The Company's total debt outstanding as of March 31, 2014 consisted of $31.8 million drawn on the revolving credit facility, $13.4 million in convertible debt and $6.3 million of other debt. During the first quarter, the Company's debt levels increased slightly compared to December 31, 2013, primarily as a result of negative free cash flow(a).

The Company reported free cash flow(a) of negative $8.7 million in the first quarter of 2014 as compared to negative $36.1 million of free cash flow(a) in the first quarter of 2013. The first quarter 2014 free cash flow(a) was primarily driven by the net loss for the period and higher inventory levels partially offset by an increase in accounts payable. The free cash flow(a) for the first quarter of 2013 was negatively impacted by accelerated payments and fees paid related to the sale of ISG.

The Company's ratio of debt to adjusted EBITDA(d) was 2.7 as of March 31, 2014, compared to 2.3 as of December 31, 2013, and 1.8 as of March 31, 2013.

Days sales outstanding were 51 days as of the end of the first quarter of 2014, compared to 49 days as of December 31, 2013, and 50 days as of March 31, 2013. Inventory turns as of the end of the first quarter of 2014 were 4.7, compared to 5.1 as of December 31, 2013 and 4.4 as of March 31, 2013.

(a) Free cash flow is a non-GAAP financial measure which is defined as net cash used by operating activities, excluding net cash flow impact related to restructuring activities, less purchases of property and equipment, net of proceeds from sales of property and equipment. Management believes that this financial measure provides meaningful information for evaluating the overall financial performance of the Company and its ability to repay debt or make future investments (including, for example, acquisitions). This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Balance Sheets included in this press release.

(b) Adjusted net loss per share (Adjusted EPS) is a non-GAAP financial measure which is defined as adjusted net loss(c) divided by weighted average shares outstanding - assuming dilution. It should be noted that the Company's definition of Adjusted EPS may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EPS in the same manner. The Company believes that these types of exclusions are also recognized by the industry in which it operates as relevant in computing Adjusted EPS as a supplementary non-GAAP financial measure used by financial analysts and others in the Company's industry to meaningfully evaluate operating performance. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Statement of Operations included in this press release.

(c) Adjusted net loss is a non-GAAP financial measure which is defined as net loss from continuing operations excluding the impact of restructuring charges ($2.2 million pre-tax for the three months ended March 31, 2014 compared to $2.5 million pre-tax for the three months ended March 31, 2013), amortization of the convertible debt discount recorded in interest expense ($0.2 million pre-tax for the three months ended March 31, 2014 compared to $0.2 million pre-tax for the three months ended March 31, 2013), add back of additional interest expense allocation as a result of the sale of Champion ($0.2 million pre-tax for the three months ended March 31, 2013) and changes in tax valuation allowances. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Statement of Operations included in this press release.

(d) Adjusted EBITDA (adjusted earnings (loss) before interest, taxes, depreciation and amortization) is a non-GAAP financial measure which is defined as net loss from continuing operations excluding the following:  interest expense, income taxes (benefit), depreciation and amortization, as further adjusted to exclude restructuring charges ($2.2 million pre-tax for the three months ended March 31, 2014 compared to $2.5 million pre-tax for the three months ended March 31, 2013 as adjusted for debt covenant limitations regarding cash charges of $2.4 million for the three months ended March 31, 2013), amortization of the convertible debt discount (recorded in interest expense), bank fees ($1.0 million pre-tax for the three months ended March 31, 2014 compared to $1.3 million pre-tax for the three months ended March 31, 2013), stock option expense ($0.7 million pre-tax for the three months ended March 31, 2014 compared to $1.2 million pre-tax for the three months ended March 31, 2013) and franchise tax expense ($0.1 million pre-tax for the three months ended March 31, 2014). It should be noted that the Company's definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EBITDA in the same manner. The Company believes that these types of exclusions are also recognized by the industry in which it operates as relevant in computing Adjusted EBITDA as a supplementary non-GAAP financial measure widely used by financial analysts and others in the Company's industry to meaningfully evaluate a Company's future operating performance. Moreover, the definition of Adjusted EBITDA as presented herein also may be useful in reflecting certain debt covenant measurements under the Company's senior secured credit facility, although, in particular, a larger acquisition or divestiture during a given year may make it difficult to replicate the exact calculations for the covenants. In addition to these recognized purposes, the Company also uses EBITDA and Adjusted EBITDA to evaluate the Company's performance. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Statement of Operations included in this press release.

CONFERENCE CALL

As previously announced, the Company will sponsor a conference call for investors and other interested parties on Thursday, April 24, 2014, at 8:30 AM ET to discuss the Company’s performance. Those wishing to participate in the live call should dial 800-274-0251, or for international callers 719-325-4788, and enter Conference ID 6698533. A digital recording will be available two hours after completion of the conference call from April 24, 2014 through May 1, 2014. To access the recording, US/Canada callers should dial 888-203-1112 or 719-457-0820 for international callers, and enter the Conference ID 6698533.

Invacare Corporation (NYSE:IVC), headquartered in Elyria, Ohio, is a global leader in the manufacture and distribution of innovative home and long-term care medical products that promote recovery and active lifestyles. The Company has 5,400 associates and markets its products in approximately 80 countries around the world. For more information about the Company and its products, visit Invacare's website at www.invacare.com.

This press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Terms such as “will,” “should,” “could,” “plan,” “intend,” “expect,” “continue,” “believe” and “anticipate,” as well as similar comments, denote forward-looking statements that are subject to inherent uncertainties that are difficult to predict. Actual results and events may differ significantly from those expressed or anticipated as a result of risks and uncertainties, which include, but are not limited to, the following: compliance costs, limitations on the production and/or distribution of the Company's products, inability to bid on or win certain contracts, or other adverse effects of the FDA consent decree of injunction; any circumstances or developments that might further delay or adversely impact the results of the final, most comprehensive third-party expert certification audit or FDA inspection of the Company's quality systems at the Elyria, Ohio, facilities impacted by the FDA consent decree, including any possible requirement to perform additional remediation activities or further resultant delays in receipt of the written notification to resume operations(which could have a material adverse effect on the Company's business, financial condition, liquidity or results of operations); the failure or refusal of customers or healthcare professionals to sign verification of medical necessity (VMN) documentation or other certification forms required by the exceptions to the FDA consent decree; possible adverse effects of being leveraged, including interest rate or event of default risks, including those relating to the Company's financial covenants under its credit facility (particularly as might result from the impacts associated with the FDA consent decree); the Company's inability to satisfy its liquidity needs, or additional costs to do so; adverse changes in government and other third-party payor reimbursement levels and practices both in the U.S. and in other countries (such as, for example, more extensive pre-payment reviews and post-payment audits by payors, or the Medicare National Competitive Bidding program covering nine metropolitan statistical areas that started in 2011 and the additional 91 metropolitan statistical areas that started on July 1, 2013); impacts of the U.S. Affordable Care Act that was enacted in 2010 (such as, for example, the impact on the Company of the excise tax on certain medical devices, which began on January 1, 2013, and the Company's ability to successfully offset such impact); legal actions, regulatory proceedings or the Company's failure to comply with regulatory requirements or receive regulatory clearance or approval for the Company's products or operations in the United States or abroad; product liability or warranty claims; product recalls, including more extensive recall experience than expected; exchange rate or tax rate fluctuations; inability to design, manufacture, distribute and achieve market acceptance of new products with greater functionality or lower costs or new product platforms that deliver the anticipated benefits of the Company's globalization strategy; consolidation of health care providers; lower cost imports; uncollectible accounts receivable; difficulties in implementing/upgrading Enterprise Resource Planning systems; risks inherent in managing and operating businesses in many different foreign jurisdictions; ineffective cost reduction and restructuring efforts; delays, disruptions or excessive costs incurred in facility closures or consolidations; decreased availability or increased costs of materials which could increase the Company's costs of producing or acquiring the Company's products, including possible increases in commodity costs or freight costs; heightened vulnerability to a hostile takeover attempt arising from depressed market prices for Company shares; provisions of Ohio law or in the Company's debt agreements, shareholder rights plan or charter documents that may prevent or delay a change in control, as well as the risks described from time to time in the Company's reports as filed with the Securities and Exchange Commission. Except to the extent required by law, the Company does not undertake and specifically declines any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.

 INVACARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF INCOME (LOSS) (UNAUDITED)

(In thousands, except per share data)	Three Months Ended
	March 31,
	2014	2013
Net sales	$309,069	$331,437
Cost of products sold	223,821	237,853
Gross Profit	85,248	93,584
Selling, general and administrative expenses	98,021	103,235
Charges related to restructuring activities	2,240	2,522
Interest expense - net	738	1,010
Loss from Continuing Operations before Income Taxes	(15,751)	(13,183)
Income taxes (benefit)	2,225	(7,475)
Loss from Continuing Operations	(17,976)	(5,708)

Net Earnings from Discontinued Operations (net of tax of $0 and $35)	—	1,567
Gain on Sale of Discontinued Operations (net of tax of $0 and $20,080) *	—	39,322
Total Net Earnings from Discontinued Operations	—	40,889

Net Earnings (Loss)	$(17,976)	$35,181

Net Earnings (Loss) per Share—Basic
Net Loss from Continuing Operations	$(0.56)	$(0.18)
Total Net Earnings from Discontinued Operations	$—	$1.28
Net Earnings (Loss) per Share—Basic	$(0.56)	$1.10

Weighted Average Shares Outstanding—Basic	32,013	31,902

Net Earnings (Loss) per Share—Assuming Dilution
Net Loss from Continuing Operations **	$(0.56)	$(0.18)
Total Net Earnings from Discontinued Operations	$—	$1.28
Net Earnings (Loss) per Share—Assuming Dilution **	$(0.56)	$1.10

Weighted Average Shares Outstanding—Assuming Dilution	32,301	31,934

* Due to accounting requirements associated with the intraperiod allocation of taxes, a benefit to continuing operations was offset by tax expense to discontinued operations for the full year. The tax associated with the gain on the sale of discontinued operations for the quarter ended March 31, 2013 was materially higher than the final tax on the gain related to the sale of all discontinued operations of $1,220,000 reported for the full year 2013 as a result of changes to the projected estimated loss from continuing operations in the United States for 2013 as the year progressed.

** Net earnings (loss) per share assuming dilution calculated using weighted average shares outstanding - basic for periods in which there is a loss.

 INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET LOSS FROM CONTINUING OPERATIONS TO ADJUSTED EBITDA (1)

(In thousands)	Three Months Ended
	March 31,
Continuing Operations:	2014	2013
Net loss	$(17,976)	$(5,708)
Interest expense	806	1,117
Income taxes (benefit)	2,225	(7,475)
Depreciation and amortization	9,507	8,830
EBITDA	(5,438)	(3,236)
Restructuring charges	2,240	2,522
Cash restructuring charges covenant limitation adjustment	—	(2,436)
Bank fees	1,035	1,270
Stock option expense	699	1,160
Franchise tax expense	80	—
Adjusted EBITDA(1)	$(1,384)	$(720)

(1) Adjusted EBITDA (earnings (loss) before interest, taxes, depreciation and amortization) is a non-GAAP financial measure which is defined as net loss from continuing operations excluding the following:  interest expense, income taxes (benefit), depreciation and amortization, as further adjusted to exclude restructuring charges, as adjusted for debt covenant limitations regarding cash charges, amortization of the convertible debt discount (recorded in interest expense), bank fees, stock option expense and franchise tax expense. It should be noted that the Company's definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other companies because not all companies and financial analysts calculate Adjusted EBITDA in the same manner. The Company believes that these types of exclusions are also recognized by the industry in which it operates as relevant in computing Adjusted EBITDA as a supplementary non-GAAP financial measure widely used by financial analysts and others in the Company's industry to meaningfully evaluate a Company's future operating performance. Moreover, the definition of Adjusted EBITDA as presented herein also may be useful in reflecting certain debt covenant measurements under the Company's senior secured credit facility, although, in particular, a larger acquisition or divestiture during a given year may make it difficult to replicate the exact calculations for the covenants. In addition to these recognized purposes, the Company also uses EBITDA and Adjusted EBITDA to evaluate the Company's performance.

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET LOSS PER SHARE FROM CONTINUING OPERATIONS
TO ADJUSTED NET LOSS PER SHARE (2)

(In thousands, except per share data)	Three Months Ended
	March 31,
Continuing Operations:	2014	2013
Net loss per share - assuming dilution *	$(0.56)	$(0.18)
Weighted average shares outstanding- assuming dilution	32,013	31,902
Net loss	(17,976)	(5,708)
Income taxes (benefit)	2,225	(7,475)
Loss before income taxes	(15,751)	(13,183)
Restructuring charges	2,240	2,522
Amortization of discount on convertible debt	170	152
Discontinued operations interest allocation reversal	—	(186)
Adjusted loss before income taxes	(13,341)	(10,695)
Income taxes	2,250	2,240
Adjusted net loss	$(15,591)	$(12,935)

Weighted average shares outstanding - assuming dilution	32,301	31,934
Adjusted loss per share - assuming dilution (2) *	$(0.49)	$(0.41)

(2) Adjusted Net Loss per share (Adjusted EPS) is a non-GAAP financial measure which is defined as net loss from continuing operations excluding the impact of restructuring charges, amortization of the convertible debt discount (recorded in interest expense), add back of additional interest expense allocation as a result of the sale of Champion and changes in tax valuation allowances divided by weighted average shares outstanding - assuming dilution. As a result of the sale of Champion, the Company is required to allocate a portion of interest expense to the discontinued operation. However for purposes of adjusted loss, the Company is reflecting its total interest expense in the calculation as this is indicative of the historic continuing operations of the Company. It should be noted that the Company's definition of Adjusted EPS may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EPS in the same manner. The Company believes that these types of exclusions are also recognized by the industry in which it operates as relevant in computing Adjusted EPS as a supplementary non-GAAP financial measure used by financial analysts and others in the Company's industry to meaningfully evaluate operating performance.

* Net loss per share assuming dilution calculated using weighted average shares outstanding - basic for periods in which there is a loss.

Business Segments - The Company operates in four primary business segments:  North America/Home Medical Equipment (HME), Institutional Products Group, Europe and Asia/Pacific. The four reportable segments represent operating groups, which offer products to different geographic regions. Intersegment revenue for reportable segments was $28,120,000 and $28,778,000 for the three months ended March 31, 2014 and March 31, 2013, respectively.

The information by segment is as follows:

	Three Months Ended
(In thousands)	March 31,
	2014	2013
Revenues from external customers
North America/HME	$129,110	$151,882
Institutional Products Group	25,136	29,224
Europe	142,768	137,634
Asia/Pacific	12,055	12,697
Consolidated	$309,069	$331,437

Earnings (loss) before income taxes
North America/HME	$(16,799)	$(11,179)
Institutional Products Group	(251)	474
Europe	9,246	5,843
Asia/Pacific	(2,801)	(2,261)
All Other	(5,146)	(6,060)
Consolidated	$(15,751)	$(13,183)

Restructuring charges before income taxes
North America/HME	$803	$1,679
Institutional Products Group	1,059	188
Europe	378	115
Asia/Pacific	—	540
Consolidated	$2,240	$2,522

Earnings (loss) before income taxes excluding restructuring charges
North America/HME	$(15,996)	$(9,500)
Institutional Products Group	808	662
Europe	9,624	5,958
Asia/Pacific	(2,801)	(1,721)
All Other	(5,146)	(6,060)
Consolidated	$(13,511)	$(10,661)

“All Other” consists of unallocated corporate selling, general and administrative expenses, which do not meet the quantitative criteria for determining reportable segments.

Business Segment Net Sales - The following table provides net sales from continuing operations as reported and as adjusted to exclude the impact of foreign currency translation comparing quarters ended March 31, 2014 to March 31, 2013:

	Reported	Foreign Currency Translation Impact	Organic*
North America / HME	(15.0)%	(0.6)%	(14.4)%
Institutional Products Group	(14.0)	(0.3)	(13.7)
Europe	3.7	2.3	1.4
Asia/Pacific	(5.0)	(5.4)	0.4
Consolidated	(6.7)%	0.5%	(7.2)%

*Organic net sales percent change equal to reported net sales change less impact of foreign currency translation.

INVACARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	March 31, 2014	December 31, 2013
	(In thousands)
Assets
Current Assets
Cash and cash equivalents	$21,260	$29,785
Trade receivables, net	186,919	188,622
Installment receivables, net	1,590	1,562
Inventories, net	165,343	155,637
Deferred income taxes and other current assets	41,750	43,933
Total Current Assets	416,862	419,539
Other Assets	107,094	108,520
Property and Equipment, net	103,745	106,149
Goodwill	468,314	462,226
Total Assets	$1,096,015	$1,096,434
Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$124,442	$116,704
Accrued expenses	131,345	133,100
Accrued income taxes	12,271	12,259
Short-term debt and current maturities of long-term obligations	1,763	14,102
Total Current Liabilities	269,821	276,165
Long-Term Debt	47,194	31,184
Other Long-Term Obligations	119,089	118,276
Shareholders’ Equity	659,911	670,809
Total Liabilities and Shareholders’ Equity	$1,096,015	$1,096,434

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION FROM NET CASH USED BY
OPERATING ACTIVITIES TO FREE CASH FLOW (3)

	Three Months Ended
(In thousands)	March 31,
	2014	2013
Net cash used by operating activities	$(7,020)	$(35,303)
Plus:
Net cash impact related to restructuring activities	1,906	3,100
Less:
Purchases of property and equipment, net	(3,625)	(3,861)
Free Cash Flow	$(8,739)	$(36,064)

(3) Free cash flow is a non-GAAP financial measure that is comprised of net cash used by operating activities, excluding net cash flow impact related to restructuring activities less purchases of property and equipment, net of proceeds from sales of property and equipment. Management believes that this financial measure provides meaningful information for evaluating the overall financial performance of the Company and its ability to repay debt or make future investments (including, for example, acquisitions).